POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Devinder Kumar and Harry A. Wolin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign Advanced Micro Devices, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/Lisa T. Su	President and Chief Executive Officer, Director	February 27, 2018
Lisa T. Su

/s/Devinder Kumar	Senior Vice President, Chief Financial Officer and Treasurer	February 27, 2018
Devinder Kumar

/s/Darla Smith	Corporate Vice President, Chief Accounting Officer	February 27, 2018
Darla Smith

/s/John E. Caldwell	Director, Chairman of the Board	February 8, 2018
John E. Caldwell

/s/Nora M. Denzel	Director	February 8, 2018
Nora M. Denzel

/s/Nicholas M. Donofrio	Director	February 8, 2018
Nicholoas M. Donofrio

/s/Mark Durcan	Director	February 8, 2018
Mark Durcan

/s/Joseph A. Householder	Director	February 8, 2018
Joseph A. Householder

/s/Michael J. Inglis	Director	February 8, 2018
Michael J. Inglis

/s/John W. Marren	Director	February 12, 2018
John W. Marren

/s/Abhi Y. Talwalkar	Director	February 8, 2018
Abhi Y. Talwalkar

/s/Ahmed Yahia	Director	February 8, 2018
Ahmed Yahia